Exhibit 5.3

August 22, 2013

Walter Energy, Inc.
3000 Riverchase Galleria, Suite 1700

Birmingham, Alabama  35244

Ladies and Gentlemen:

We have acted as special West Virginia counsel to Hamer Properties, Inc., a West Virginia corporation (the “West Virginia Guarantor”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by Walter Energy, Inc., a Delaware corporation (the “Company”) and the guarantors named therein (the “Guarantors”), including the West Virginia Guarantor, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to (i) the issuance by the Company of up to $500,000,000 aggregate principal amount of 9.875% Senior Notes due 2020 (the “2020 Exchange Notes”); (ii) up to $450,000,000 aggregated principal amount of 8.500% Senior Notes due 2021 (the “2021 Exchange Notes” and together with the 2020 Exchange Notes, the “Exchange Notes”); and (iii) the related guarantees of the Exchange Notes by the Guarantors (the “Guarantees” and together with the Exchange Notes, the “Securities”).  The 2020 Exchange Notes and the Guarantees thereof will be issued under an Indenture dated as of November 21, 2012 (the “2020 Notes Indenture”) among the Company, the Guarantors and Union Bank, N.A., as trustee. The 2021 Exchange Notes and the Guarantees thereof will be issued under an Indenture  dated as of March 27, 2013, among the Company, the Guarantors and Union Bank, N.A., as trustee. The 2020 Exchange Notes will be offered by the Company in exchange for $500,000,000 aggregated principal amount of 9.875% Senior Notes due 2020 (the “2020 Outstanding Notes”) and the 2021 Exchange Notes will be offered by the Company in exchange for $450,000,000 aggregate principal amount of 8.500% Senior Notes due 2021 (the “2021 Outstanding Notes” and, together with the 2020 Outstanding Notes, the “Outstanding Notes”).

In connection with rendering the opinions set forth below, we have examined (i) the Registration Statement, including the prospectus forming a part thereof (the “Prospectus”) and the exhibits filed therewith; (ii) the 2020 Notes Indenture; (iii) the 2021 Notes Indenture; (iv) the Outstanding Notes; (v) the form of Exchange Notes; (vi) the Articles of Incorporation and By-laws of the West Virginia Guarantor; (vii) the resolutions adopted by the board of directors of the West Virginia Guarantor; (viii) the Secretary’s Certificate of the West Virginia Guarantor; and (ix) the Certificate of Existence of the West Virginia Guarantor.  We have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and of officers of the West Virginia Guarantor.  We have not independently established any of the facts so relied on.

For the purposes of this opinion letter, we further have made the assumptions that (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the West Virginia Guarantor) on each such document are genuine.  We also have assumed for purposes of this opinion letter the legal capacity of natural persons and that each party to the documents we have examined or relied on (other than the West Virginia Guarantor) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against it.  We have not verified any of the foregoing assumptions.

The opinions expressed in this opinion letter are limited to the laws of the State of West Virginia, including the applicable provisions of the West Virginia Constitution, and reported judicial decisions interpreting those laws.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of federal law, the laws of any states other than West Virginia or the laws of any county, municipality or other political subdivision or local government agency or authority.

Based on and subject to the foregoing and to the additional qualifications and other matter set forth below, it is our opinion that:

1.             The West Virginia Guarantor is validly existing as a corporation under the laws of the State of West Virginia.

2.             The West Virginia Guarantor has the requisite corporate power and authority to guarantee each of the 2020 Exchange Notes pursuant to the 2020 Notes Indenture and the 2021 Exchange Notes pursuant to the 2021 Notes Indenture.

3.             Each of the 2020 Notes Indenture and the 2021 Notes Indenture has been duly authorized, executed and delivered by the West Virginia Guarantor.

4.             The Guarantees issued by the West Virginia Guarantor in accordance with each of the 2020 Notes Indenture and the 2021 Notes Indenture have been duly authorized by all requisite corporate action by the West Virginia Guarantor.

5.             The Guarantees issued by the West Virginia Guarantor in accordance with each of the 2020 Notes Indenture and the 2021 Notes Indenture do not violate any provisions of the organizational documents which we have reviewed of the West Virginia Guarantor or the applicable laws of the State of West Virginia.

6              No governmental approval by any governmental authority of the State of West Virginia is required to authorize, or is required for, the issuance by the West Virginia Guarantor of its Guarantees.

The opinion expressed in numbered paragraph 1 above with respect to the existence of the West Virginia Guarantor is based solely on the certificate of existence obtained from the West Virginia Secretary of State as of the date of the certificate for the West Virginia Guarantor.

We express no opinion as to the laws of any jurisdiction other than the State of West Virginia.  The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

The foregoing opinions are rendered as of the date hereof, and we have not undertaken to supplement this opinion with respect to factual matters or changes in law which may hereafter occur.  The opinions expressed in this letter are provided as legal opinions only and not as guaranties or warranties of the matters discussed herein.  Subject to the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Simpson Thacher & Bartlett LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company, as filed with the Commission as Exhibit 5.1 to the Registration Statement.

The limitations inherent in the role of special local counsel are such that we cannot and have not independently verified and are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the information included in the Registration Statement or the Prospectus and, except for the opinions contained herein, we have not participated in the preparation of any material in connection with the filing by the Company and the Guarantors with the Commission of the Registration Statement with respect to the registration of the Securities and assume no responsibility for the contents of any such material.

Yours truly,

/s/ Bowles Rice LLP

BOWLES RICE LLP